Exhibit 99.1

Diodes Incorporated Reports Third Quarter Financial Results

Revenue and Gross Profit Remain at Record Levels, Driving Record EBITDA,

Net Income and EPS

Plano, Texas – November 4, 2019 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Revenue was a record $323.7 million, an increase of 0.8 percent from the $320.9 million in the third quarter 2018 and an increase of 0.5 percent from the $322.0 million in the second quarter 2019;
•	GAAP gross profit remained a record at $122.0 million, compared to $115.2 million in the third quarter 2018 and $122.0 million in the second quarter 2019;
•	GAAP gross profit margin was 37.7 percent, compared to 35.9 percent in the third quarter 2018 and 37.9 percent in the second quarter 2019;
•

GAAP net income was a record $38.1 million, or $0.73 per diluted share, compared to  $30.9 million, or $0.61 per diluted share, in the third quarter 2018 and $36.3 million, or $0.70 per diluted share, in the second quarter 2019;

•

Non-GAAP adjusted net income was a record $41.9 million, or $0.81 per diluted share, compared to $34.5 million, or $0.68 per diluted share, in the third quarter 2018 and $40.0 million, or $0.77 per diluted share, in the second quarter 2019;

•	Excluding $4.4 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.09 per diluted share;
•

EBITDA was a record $78.3 million, or 24.2 percent of revenue, compared to $72.0 million, or 22.4 percent of revenue, in the third quarter 2018 and $77.1 million, or 23.9 percent of revenue, in the second quarter 2019; and

•

Achieved cash flow from operations of $67.2 million and $41.8 million free cash flow, including $25.4 million of capital expenditures. Net cash flow was a negative $17.1 million, which includes the pay-down of $52.6 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Diodes achieved another quarter of record financials, resulting in increased profitability and cash flow from operations. Our nine-month revenue grew 5.4% over the same period last year, while earnings increased over 30%. This growth is especially notable at a time during which our served market was down more than 6.5%. EBITDA also set a new quarterly record and represents the second consecutive quarter to exceed a $300 million annualized run-rate as it approaches 25% of total revenue. Further, gross margin remains solidly above 37% of revenue as product mix continues to benefit from record revenue in the automotive end market as well as our Pericom-branded IC products.

“Overall, I am very pleased with our year-to-date performance as we carefully navigate the seasonal softness and inventory adjustments that are typical of our industry as we approach year-end. Longer-term, Diodes remains well positioned to continue delivering consistent profitability growth with an ongoing focus on content gains in high-growth areas such as connected cars, high-end servers and storage, 5G as well as IoT.”

Third Quarter 2019

Revenue for third quarter 2019 was a record $323.7 million, an increase of 0.8 percent from the $320.9 million in the third quarter 2018 and an increase of 0.5 percent from the $322.0 million in the second quarter 2019.

GAAP gross profit for the third quarter 2019 remained a record at $122.0 million, or 37.7 percent of revenue, compared to the third quarter 2018 of $115.2 million, or 35.9 percent of revenue, and the second quarter 2019 of $122.0 million, or 37.9 percent of revenue. The 180-basis point year-over-year increase was primarily due to record high revenue contribution from the automotive market and the Pericom IC products.

GAAP operating expenses for third quarter 2019 were $73.3 million, or 22.7 percent of revenue, and $68.8 million, or 21.3 percent of revenue, on a non-GAAP basis, which excluded $4.5 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the third quarter 2018 were $69.4 million, or 21.6 percent of revenue, and in the second quarter 2019 were $73.5 million, or 22.8 percent of revenue.

Third quarter 2019 GAAP net income was a record $38.1 million, or $0.73 per diluted share, compared to GAAP net income of $30.9 million, or $0.61 per diluted share, in third quarter 2018 and GAAP net income of $36.3 million, or $0.70 per diluted share, in second quarter 2019.

Third quarter 2019 non-GAAP adjusted net income was a record $41.9 million, or $0.81 per diluted share, which excluded, net of tax, $3.7 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $34.5 million, or $0.68 per diluted share, in the third quarter 2018 and $40.0 million, or $0.77 per diluted share, in the second quarter 2019.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
September 30, 2019
GAAP net income	$38,060

GAAP diluted earnings per share	$0.73

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,700

Acquisition related costs	376

Land sale inspection extension fee	(237)

Non-GAAP net income	$41,899

Non-GAAP diluted earnings per share	$0.81

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2019 GAAP net income and non-GAAP adjusted net income was approximately $4.4 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.09 per diluted share for third quarter 2019, $0.07 for third quarter 2018 and $0.08 for second quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the third quarter 2019 was a record $78.3 million, or 24.2 percent of revenue, compared to $72.0 million, or 22.4 percent of revenue, in the third quarter 2018 and $77.1 million, or 23.9 percent of revenue, in the second quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For third quarter 2019, net cash provided by operating activities was $67.2 million. Net cash flow was a negative $17.1 million, including the $52.6 million pay-down of long-term debt. Free cash flow (a non-GAAP measure) was $41.8 million, which includes $25.4 million of capital expenditures.

Balance Sheet

As of September 30, 2019, the Company had approximately $226 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $119 million, and working capital was approximately $465 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2019.

Business Outlook

Dr. Lu concluded, “For the fourth quarter, we expect revenue to be approximately $300 million, plus or minus 2 percent, which at the mid-point represents annual growth of 2.8 percent even in the overall weak market environment and continued outperformance of our served market.  We expect GAAP gross margin to be 36.5 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 21 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 52.5 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.7 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Monday, November 4, 2019, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2019 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 8662677. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 11, 2019 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 8662677. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. We serve the consumer electronics, computing, communications, industrial, and automotive markets. Our products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Our corporate headquarters and Americas’ sales offices are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taoyuan City, and Zhubei City, Taiwan; Oldham, England; and Neuhaus, Germany. Our wafer fabrication facilities are located in Oldham; Shanghai, China; and Greenock, Scotland. We have assembly and test facilities located in Shanghai, Jinan, and Chengdu, China; as well as in Hong Kong; Neuhaus; and Taipei. Additional engineering, research and development, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Oldham; Shanghai; Shenzhen and Yangzhou, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2019 and beyond; that for the fourth quarter of 2019, we expect revenue to be approximately $300 million plus or minus 2 percent; which at the mid-point represents annual growth of 2.8 percent even in the overall weak market environment and continued outperformance of our served market; we expect GAAP gross margin to be 36.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $2.0 million; we expect our income tax rate to be 21.0 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 52.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	2019	2018	2019	2018
Net sales	$323,674	$320,946	$947,973	$899,543
Cost of goods sold	201,628	205,732	591,528	578,466
Gross profit	122,046	115,214	356,445	321,077

Operating expenses
Selling, general and administrative	46,123	42,475	137,143	131,778
Research and development	22,689	22,549	66,566	64,799
Amortization of acquisition related intangible assets	4,519	4,418	13,539	13,863
Other operating (income) expense	-	(66)	(158)	15
Total operating expense	73,331	69,376	217,090	210,455

Income from operations	48,715	45,838	139,355	110,622

Other income (expense)
Interest income	272	474	1,780	1,431
Interest expense	(2,007)	(2,318)	(6,163)	(7,619)
Foreign currency loss, net	(822)	(655)	(1,382)	(3,384)
Other income	2,577	1,061	5,056	6,073
Total other income (expense)	20	(1,438)	(709)	(3,499)

Income before income taxes and noncontrolling interest	48,735	44,400	138,646	107,123
Income tax provision	10,613	13,190	32,085	31,726
Net income	38,122	31,210	106,561	75,397
Less net (income) loss attributable to noncontrolling interest	(62)	(302)	(501)	(895)
Net income attributable to common stockholders	$38,060	$30,908	$106,060	$74,502

Earnings per share attributable to common stockholders:
Basic	$0.75	$0.62	$2.09	$1.50
Diluted	$0.73	$0.61	$2.05	$1.46
Number of shares used in earnings per share computation:
Basic	50,998	50,115	50,687	49,713
Diluted	51,869	51,077	51,699	50,883

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$38,060

Diluted earnings per share (Per-GAAP)			$0.73

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,518	(818)	3,700

Acquisition related costs	471	(95)	376

Land sale inspection extension fee	(300)	63	(237)

Non-GAAP			$41,899

Diluted shares used in computing earnings per share			51,869

Non-GAAP diluted earnings per share			$0.81

Note:  Included in GAAP and non-GAAP net income was approximately $4.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$30,908

Earnings per share (Per-GAAP)
Diluted			$0.61

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			2,633

Amortization of acquisition-related intangible assets	3,212	(579)

Others			987

Amortization of acquisition-related intangible assets	1,206	(219)

Non-GAAP			$34,528

Diluted shares used in computing earnings per share			51,077

Non-GAAP earnings per share
Diluted			$0.68

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$106,060

Diluted earnings per share (Per-GAAP)			$2.05

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	13,538	(2,448)	11,090

Acquisition related costs	471	(95)	376

Land sale inspection extension fee	(300)	63	(237)

Non-GAAP			$117,289

Diluted shares used in computing earnings per share			51,699

Non-GAAP diluted earnings per share			$2.27

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $12.1 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.23 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$74,502

Earnings per share (Per-GAAP)
Diluted			$1.46

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			7,811

Amortization of acquisition-related intangible assets	9,526	(1,715)

KFAB			273

Restructuring	206	67

Others			5,557

Amortization of acquisition-related intangible assets	4,337	(794)

Officer retirement	2,550	(536)

Non-GAAP			$88,143

Diluted shares used in computing earnings per share			50,883

Non-GAAP earnings per share
Diluted			$1.73

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $11.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.22 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”).  The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer retirement – In 2018, the Company excluded costs related to the retirement of two executives.  These costs represent cash payments and the accelerated vesting of previously issued stock awards.  The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Acquisition related costs – The Company excluded costs associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the third quarter of 2019 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Land sale inspection extension fee – The Company excluded receipt of inspection extension fees related to the sale of the land located in Plano, TX.  This fee is paid by the land purchaser for the right to extend the sale close date, and the fee is not applied to the purchase price.  The Company feels it is appropriate to exclude these fees since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2019 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the third quarter of 2019, FCF was $41.8 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	2019	2018	2019	2018
Net income (per-GAAP)	$38,060	$30,908	$106,060	$74,502
Plus:
Interest expense, net	1,736	1,844	4,383	6,188
Income tax provision	10,613	13,190	32,085	31,726
Depreciation and amortization	27,888	26,072	82,805	78,218
EBITDA (non-GAAP)	$78,297	$72,014	$225,333	$190,634

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$218,349	$241,053
Short-term investments	7,928	7,499
Accounts receivable, net of allowances of $4,726 and $4,102 at September 30, 2019 and December 31, 2018, respectively	257,421	228,405
Inventories	230,815	215,435
Asset held for sale	4,947	-
Prepaid expenses and other	43,575	42,446
Total current assets	763,035	734,838
Property, plant and equipment, net	468,122	446,835
Deferred income tax	28,975	31,652
Goodwill	138,020	132,437
Intangible assets, net	125,446	137,935
Other	86,215	42,674
Total assets	$1,609,813	$1,526,371

Liabilities
Current liabilities:
Line of credit	$17,086	$10,254
Accounts payable	117,226	117,808
Accrued liabilities and other	106,456	82,605
Income tax payable	25,404	15,744
Current portion of long-term debt	31,532	27,613
Total current liabilities	297,704	254,024
Long-term debt, net of current portion	87,939	186,143
Deferred tax liabilities	18,661	17,993
Other long-term liabilities	128,411	90,779
Total liabilities	532,715	548,939

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 51,012,974 and 50,221,035, issued and outstanding at September 30, 2019 and December 31, 2018, respectively	34,982	34,454
Additional paid-in capital	417,576	399,915
Retained earnings	742,768	636,708
Treasury stock, at cost, 1,457,206 shares held at September 30, 2019 and December 31, 2018	(37,768)	(37,768)
Accumulated other comprehensive loss	(127,705)	(101,846)
Total stockholders' equity	1,029,853	931,463
Noncontrolling interest	47,245	45,969
Total equity	1,077,098	977,432
Total liabilities and stockholders' equity	$1,609,813	$1,526,371